Exhibit 99.4

Lozen, Kathleen

Subject:	Roy’s Welcome email to BioTelemetry Employees at Sign

Dear BioTelemetry Team,

Today has been quite an exciting day! With this morning’s announcement of Philips’ intent to acquire BioTelemetry, I look forward to our teams combining forces to expand our leadership position in connected care! Together, we become the global leader in patient care management solutions for the hospital and the home.

Philips is a leading health technology company headquartered in Amsterdam. Founded more than 125 years ago, we, too, have worked hard to improve lives through meaningful innovation. We are committed to be the best place to work for people who share our passion, and we are proud of our mission to provide health technology solutions for consumers, physicians and patients. Philips has a goal to improve the lives of 2 billion people a year by 2025– and we’re making great progress!

I have enormous respect for BioTelemetry and am impressed by the company’s cutting-edge products, innovation and dedicated teammates. BioTelemetry leadership in the ambulatory cardiac monitoring space will strengthen Philips’ offering and accelerate the development of a scalable out-of-hospital monitoring and telehealth platform. Leveraging our collective expertise, we will be in an optimal position to address the key healthcare need of extending patient care in and beyond the hospital care setting, at a time when telehealth and virtual care are becoming the standard in improving care across the health continuum.

Joe and I will be scheduling an optional “Town Hall” meeting on Monday for all employees and I am looking forward to meeting all of you and talking more about our Connected Care strategy and how the sign to close and integration process will work. Given it is a holiday week, we will record the call in the event you cannot attend live.

Our joining together is an exciting and significant step for both of us. We are thrilled to be expanding the Philips Connected Care business with patient care management solutions for the hospital and the home. Your remote medical technology, focused on the delivery of health information to improve quality of life and reduce cost of care, is the perfect complement to Philips. We look forward to expanding our portfolio while continuing to deliver for our customers and their patients. The addition of your remote cardiac monitoring, centralized core laboratory services for clinical trials, remote blood glucose monitoring and OEM to the Philips portfolio will be a strong expansion.

I look forward to formally welcoming you to Philips at the close of the acquisition. In the meantime, Philips’ business integration leader, Nick Wilson, will partner closely with the business leadership team from BioTelemetry to identify a joint integration team to bring our companies, technology and people together and ensure a smooth and successful transition.

Looking forward to meeting and working with you for the benefit of patients around the world!

Roy Jakobs

Chief Business Leader Connected Care, Philips

Forward-looking statements

This release contains certain forward-looking statements with respect to the financial condition, results of operations and business of Philips and certain of the plans and objectives of Philips with respect to these items. Examples of forward-looking statements include statements made about the strategy, estimates of sales growth, future EBITA, future developments in Philips’ organic business and the completion of acquisitions and divestments. By their nature, these statements involve risk and uncertainty because they relate to future events and circumstances and there are many factors that could cause actual results and developments to differ materially from those expressed or implied by these statements.

© Koninklijke Philips N.V., 2020. All rights reserved. Philips values and respects your privacy. Read more about our Privacy notice.

The information contained in this message may be confidential and legally protected under applicable law. The message is intended solely for the addressee(s). If you are not the intended recipient, you are hereby notified that any use, forwarding, dissemination, or reproduction of this message is strictly prohibited and may be unlawful. If you are not the intended recipient, please contact the sender by return e-mail and destroy all copies of the original message.

Important Information

The tender offer described in this communication (the “Offer”) has not yet commenced, and this communication is neither an offer to purchase nor a solicitation of an offer to sell any shares of the common stock of BioTelemetry or any other securities. On the commencement date of the Offer, a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents, will be filed with the United States Securities and Exchange Commission (the “SEC”) by Philips and a Solicitation/Recommendation Statement on Schedule 14D-9 will be filed with the SEC by BioTelemetry. The offer to purchase shares of BioTelemetry common stock will only be made pursuant to the offer to purchase, the letter of transmittal and related documents filed as a part of the Schedule TO. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ BOTH THE TENDER OFFER STATEMENT AND THE SOLICITATION/RECOMMENDATION STATEMENT REGARDING THE OFFER, AS THEY MAY BE AMENDED FROM TIME TO TIME, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. The tender offer statement will be filed with the SEC by Davies Merger Sub, Inc., a wholly owned subsidiary of Philips Holding USA Inc., which is a wholly owned subsidiary of Royal Philips, and the solicitation/recommendation statement will be filed with the SEC by BioTelemetry. Investors and security holders may obtain a free copy of these statements (when available) and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov or by directing such requests to the Information Agent for the Offer, which will be named in the tender offer statement.

Forward-looking statements

This communication may contain certain forward-looking statements with respect to the financial condition, results of operations and business of Philips and certain of the plans and objectives of Philips with respect to these items, including without limitation completion of the Offer and merger and any expected benefits of the merger, and certain forward-looking statements regarding BioTelemetry, including without limitation with respect to its business, the Offer and merger, the expected timetable for completing the transaction, and the strategic and other potential benefits of the transaction. Completion of the Offer and merger are subject to conditions, including satisfaction of a minimum tender condition and the need for regulatory approvals, and there can be no assurance that those conditions can be satisfied or that the transactions described in this communication (the “Transactions”) will be completed or will be completed when expected. Often, but not always, forward-looking statements can be identified by the use of words such as “plans,” “expects,” “expected,” “scheduled,” “estimates,” “intends,” “anticipates,” “projects,” “potential,” “continues” or “believes,” or variations of such words and phrases, or by statements that certain actions, events, conditions, circumstances or results “may,” “could,” “should,” “would,” “might” or “will” be taken, occur or be achieved. By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future and there are many factors that could cause actual results and developments to differ materially from those expressed or implied by these forward-looking statements. These factors include, but are not limited to, (i) the risk that not all conditions of the Offer or the merger will be satisfied or waived; (ii) uncertainties relating to the anticipated timing of filings and approvals relating to the Transactions; (iii) uncertainties as to the timing of the Offer and merger; (iv) uncertainties as to how many of BioTelemetry’s stockholders will tender their stock in the Offer; (v) the possibility that competing offers will be made; (vi) the failure to complete the Offer or the merger in the timeframe expected by the parties or at all; (vii) the outcome of legal proceedings that may be instituted against BioTelemetry and/or others relating to the Transactions; (viii) the risk that the Transactions disrupt current plans and operations of BioTelemetry and adversely affect its ability to maintain relationships with employees, customers, or suppliers; (ix) the possibility that the parties may be unable to achieve expected synergies and operating efficiencies within the expected time-frames or at all and to successfully integrate BioTelemetry’s operations into those of Philips; (x) the successful implementation of Philips’ strategy and the ability to realize the benefits of this strategy; (xi) domestic and global economic and business conditions; (xii) market and supply chain disruptions due to the COVID-19 outbreak; (xiii) regulatory developments affecting Philips’ and or BioTelemetry’s actual or proposed products or technologies; (xiv) political, economic and other developments in countries where Philips operates; (xv) unpredictability and severity of catastrophic events or epidemics, pandemics or similar public health events (including the COVID-19 outbreak); (xvi) industry consolidation and competition; (xvii) the possibility that Philips’ business and/or BioTelemetry’s business will be adversely impacted during the pendency of the Transactions and (xviii) other risk factors described in BioTelemetry’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the SEC. Any forward-looking statements in this communication are based upon information known to Philips on the date of this announcement. Readers are cautioned not to place undue reliance on any of these forward-looking statements. These forward-looking statements speak only as of the date hereof. Neither Philips nor BioTelemetry undertakes any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

3